                                                                    EXHIBIT 10.8

                  CONSULTING AND STRATEGIC SERVICES AGREEMENT
                  -------------------------------------------

  THIS CONSULTING AND STRATEGIC SERVICES AGREEMENT (the "Agreement") is made and entered into as of December 27, 1996 (the "Effective Date"), by and between TALTON HOLDINGS, INC., a Delaware corporation (the "Company"), and EUF TALTON, L.P., a Texas limited partnership (the "Consultant").

                                   RECITALS
                                   --------

  WHEREAS, the Company desires to retain the services of the Consultant to provide certain strategic management consulting services; and

  WHEREAS, the Consultant is capable of providing such strategic management consulting services and is willing to provide the services desired by the Company; and

  WHEREAS, the Consultant and the Company each acknowledges and agrees that the terms and conditions set forth below are reasonable and necessary in order to protect the legitimate business interests of the Company, and its affiliates and subsidiaries, including, without limitation, Talton Telecommunication Corporation, AmeriTel Pay Phones, Inc., and Talton Telecommunications of Carolina Inc., and their respective subsidiaries and affiliates, now or hereafter created (collectively, the Entities"), and to compensate the Consultant for services provided hereunder to the Entities.

  NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth below, the parties hereby agree as follows:

  1. CONSULTING. The Company hereby agrees to engage the Consultant, and the Consultant hereby accepts such engagement, on the terms and conditions hereinafter set forth.

  2. CONSULTING PERIOD. The period for which the Consultant is engaged by the Company hereunder (the "Consulting Period") shall commence on the Effective Date and shall end on the third (3rd) anniversary of Effective Date (unless earlier terminated on accordance with Section 5 of this Agreement). Commencing on the third (3rd) anniversary of the Effective Date, the Consulting Period shall be extended for successive one-year periods (individually, a "Renewal Period"), unless a notice not to extend this Agreement shall have been given by either party hereto to the other not later than ninety (90) days immediately preceding the commencement of the Renewal Period (or unless earlier terminated in accordance with Section 5 of this Agreement). Unless the context otherwise requires, the Consulting Period hereunder shall for purposes of this Agreement be deemed to include any Renewal Period.

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  3.  DUTIES. The Consultant shall provide to the Company management consulting services relating to strategic and financial matters involving the Company, including the following:

          (i) review and analysis of the financial condition, results of operation and cash flow of the Company;

         (ii) analysis and consultation regarding strategic acquisitions (including, without limitation, in connection with each "Acquisition", as defined below), business strategies and financial planning for the Company;

        (iii)  analysis and consultation regarding management compensation;
               and

         (iv) analysis and consultation regarding information systems and presentation of data.

The Consultant shall also provide such additional management consulting services as may be reasonably requested for time to time by the Company. The Consultant shall devote such time as is necessary to provide the services required hereunder.

  4.  COMPENSATION AND RELATED MATTERS.

  (a) CONSULTING FEE. As compensation for the Consultant's services hereunder, the Company shall be obligated to pay to the Consultant a consulting fee of $300,000 per year, payable in equal quarterly installments of $75,000, each on the 1st day of each quarter (with a pro rated payment for any partial quarter) (the "Consulting Fee").

  (b) REFINANCING FEE. In addition to the other fees set forth in this Section 4, the Company shall pay to the Consultant a $200,000 fee (the "Refinancing Fee"), payable immediately upon the consummation of the refinancing of that certain $8.5 million senior subordinated loan to the Company arranged by CIBC Wood Gundy Securities Corp. and that certain $5 million subordinated loan from shareholders of Talton Telecommunications Corporation (the "Subordinated Loans"), provided, however, said Refinancing Fee shall only be payable if the refinancing of the Subordinated Loans occurs prior to the time warrants are required to be issued to the holders of the Subordinated Loans pursuant to those certain Warrant Agreements executed in connection therewith.

  (c) NEW ACQUISITION FEE. In addition to the other fees described in this
Section 4, the Company shall pay the Consultant a new acquisition fee (the "New
                                                                            ---
Acquisition Fee") equal to 1% of the gross acquisition price of any acquisition
---------------
of assets or stock by any of the Entities ("Acquisition"). The New Acquisition Fee shall be immediately due and payable, to Consultant by the Company at the closing of any Acquisition, [provided, however,

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the aggregate amount of all New Acquisition Fees paid hereunder may not exceed
$1,250,000].

  (d) REIMBURSEMENT. The Company shall reimburse Consultant for all reasonable, direct, third-party costs and expenses that are incurred on behalf of, or in connection with, the management and operation of the business of the Company, including, but not limited to, legal and accounting costs and expenses, telephone, travel and entertainment expense but excluding all normal overhead expenses relating to the operation of the business of the Consultant (such as salaries and benefits, rent, office furniture, fixtures and computer equipment) the aggregate amount of such reimbursement not to exceed $75,000 per year, unless otherwise approved by the Company's board of directors.

  (e) WARRANTS. In addition to the foregoing, in connection with any Acquisition involving the issuance of the Company's capital stock, the Company's Board of Directors will consider the Consultant's request to issue warrants to the Consultant to acquire the Company's capital stock in order to protect the Consultant from any dilution suffered by the Consultant as a result of the issuance of capital stock as part of the Acquisition.

  5.  TERMINATION.

  (a) TERMINATION FOR CAUSE. Prior to the end of the Consulting Period, the Company may terminate the Consultant's engagement under this Agreement for "Cause". For purposes of this Agreement, the Company shall have Cause to terminate the Consultant's engagement hereunder in the event the Consultant: (i) has committed any act of willful misconduct, embezzlement or wrongful conversion of money or property belonging to any Entity, or any act of fraud or dishonesty that affects the business of any of the Entities (including without limitation, any past act of which the Company becomes aware after the date of this Agreement); or (ii) has willfully failed to substantially perform its duties hereunder, provided the Company has provided prior written notice if such failure and the Consultant has been given a reasonable time and opportunity to cure such deficiency. If the Consultant's engagement hereunder is terminated by the Company for Cause, the Company shall pay the Consultant (a) any Consulting Fee accrued or owing to the Consultant hereunder through the date of termination, plus (b) the Refinancing Fee and the New Acquisition Fee on the terms and conditions set forth in Section 4(b) and Section 4(c) above, provided that the consummation of the refinancing of the Subordinated Loans and/or the closing of the relevant Acquisition was substantially completed at the time of termination and provided further that the Cause for termination is unrelated to the consummation of the refinancing of the Subordinated Loans and/or closing of the Acquisition, less (c) any amount owing from the Consultant to the Company or any of the other Entities.

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  (b) TERMINATION WITHOUT CAUSE.  Prior to the end of the Consulting Period, the
Company may terminate the Consultant's engagement under this Agreement for a reason other than Cause or not reason whatsoever (i.e., without Cause). If the Company terminates the Consultant's engagement without Cause prior to the expiration of the Consulting Period, the Company's liability to the Consultant is limited to the amount of Consulting Fee, Refinancing Fee and New Acquisition Fee owing to the Consultant for the remainder of the Consulting Period (or, if applicable, the current Renewal Period). The Company shall pay the remaining Consulting Fee, Refinancing Fee and New Acquisition Fee to the Consultant at the same rate and times such Consulting Fee, Refinancing Fee and New Acquisition Fee would have been due and owing to the Consultant if it had remained engaged by the Company for the entire Consulting Period (or, if applicable, the current Renewal Period).

  6. CONFIDENTIAL INFORMATION, REMOVAL OF DOCUMENTS, DEVELOPMENTS AND NON-COMPETITION.

  (a) CONFIDENTIAL INFORMATION. The Consultant shall hold in a fiduciary capacity for the benefit of the Company and the other Entities all trade secrets, confidential information, proprietary information, knowledge and data relating to the Entities and/or the businesses or investments of the Entities, which may have been obtained by the Consultant during the Consultant's engagement by the Company (and/or during the Consultant's prior consultation by any of the Entities), including such information with respect to any products, improvements, formulas, designs or styles, processes services, customers, suppliers, marketing techniques, methods, know-how, data, future plans or operating practices ("Confidential Information"). Except as may be required or appropriate in connection with its carrying out its duties under this Agreement, the Consultant shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such Confidential Information to anyone other than the Company and those designated by the Company.

  (b) REMOVAL OF DOCUMENTS. All records, files, drawings, letters, memoranda, reports, computer disks, electronic storage media, documents, models and the like relating to the business of any of the Entities, which the Consultant prepares, uses or comes into contact with and which contain Confidential Information shall be the exclusive property of the Company to be used by the Consultant only in the performance of its duties for the Company shall not be removed by the Consultant from the premises of any Entity (without the written consent of the Company) during or after the Consulting Period unless such removal shall be required or the appropriate in connection with its carrying out its duties under this Agreement, and, if so removed by the Consultant, shall be returned to such Entities immediately upon termination of the Consultant's engagement hereunder, or earlier request by the

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Company (with the Consultant retaining no copies thereof nor any notes or other records relating thereof).

  (c) DEVELOPMENTS. The Consultant will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software and/or works of authorship relating in any way to the business, activities or affairs of any of the Entities, whether patentable or not, which are created, made, conceived or reduced to practice (in whole or in part) by the Consultant or under its direction or jointly with others during the Consulting Period, whether or not during normal working hours or on the premises of the Company (collectively, "Developments"). The Consultant agrees to assign and does hereby assign to the Company all of its rights, title and interest in and to all Developments and related patents, copyrights and applications therefor. The Consultant shall do all permissible things, and take all permissible action, necessary or advisable, in the Company's sole discretion, to cause any other person related to the Consultant or an entity controlled by the Consultant having an interest in a Development to assign to the Company all of such person's or entity's right, title and interest in and to such Development and related patents, copyrights and applications therefor. The Consultant agrees to cooperate fully with the Company, both during and after the termination of the Consulting Period, with respect to the procurements, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments.

  (d) NON-COMPETITION. During (i) the Consulting Period and (ii) the three-year period immediately following the expiration or earlier termination of the Consulting Period, the Consultant (A) shall not engage, anywhere within the geographical areas in which any Entity is then conducting its business operations, directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization, in any business which competes with any business then being conducted (a "Competitive Business") by such Entity; (B) shall not solicit or encourage any officer, employee, independent contractor, vendor or consultant of any of the Entities to leave the employ of, or otherwise cease its relationship with, any of the Entities; and (C) shall not solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the customers or accounts, or prospective customers or accounts, of any Entity, which were contacted, solicited or served by any Entity during the time the Consultant was engaged by any Entity (including during the time of any prior engagement of the Consultant prior to the date hereof). If the consultant violates any of the provisions of this Section 6(d), following the expiration or earlier termination of the Consulting Period, the computation of the time period provided herein shall be tolled form the first date of the breach until the earlier of (i) the date judicial relief is obtained by the Company, (ii) the Company

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states in writing that it will seek no judicial relief for said violation or
(iii) the Consultant provides satisfactory evidence to the Company that such breach has been remedied. If, at any time, the provisions of this Section 6(d) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 6(d) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Consultant agrees that this Section 6(d) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. For purposes of this Section 6(d), Consultant and Company agree that businesses engaged in the pay telephone business, the inmate telephone business, and all businesses engaged in any business that any Entity is engaged in as of the date hereof shall be construed to be a Competitive Business.

  (e) NON-COMPETITION IN EXPANSION MARKETS. Consultant acknowledges that a valuable asset of the Entities is the plan of the Company and Entities to extend and expand their business, by acquisition or otherwise, to areas of the United States of America which Entities do not yet serve on the Effective Date. Accordingly, during (i) the Consulting Period and (ii) the three-year period immediately following the expiration or earlier termination of the Consulting Period, the Consultant shall not engage, anywhere in the United States of America directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization, in any Competitive Business. If the Consultant violates any of the provisions of this Section 6(e), following the expiration or earlier termination of the Consulting Period, the computation of the time period provided herein shall be tolled from the first date of the breach until the earlier of (i) the date judicial relief is obtained by the Company, (ii) the Company states in writing that it will seek no judicial relief for said violation or (iii) the Consultant provides satisfactory evidence to the Company that such breach has been remedied. If, at any time, the provisions of this
Section 6(e) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this
Section 6(e) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Consultant agrees that this Section 6(e) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. For purposes of this Section 6(e), Consultant and Company agree that businesses engaged in the pay telephone business, the inmate telephone business, and all businesses engaged in any business that any Entity is engaged in as of the date hereof shall be construed to be a Competitive

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Business of the Entities, whether or not an Entity is then actively engaged in the Business in the area protected form competition under this Section 6(e).

  (f) CONTINUING OPERATION. Any termination of the Consultant's engagement as a consultant by the Company or any termination of this Agreement shall have no effect on the continuing operation of this Section 6.

  (g) LEGITIMATE BUSINESS INTERESTS. The Consultant has carefully read and considered the provisions of the Section 6 and, having done so, agrees that the restrictions set forth herein, including, without limitation, the time and geographic restrictions set forth above, are fair and reasonable and are reasonably required for the protection of the legitimate business interests and goodwill of the Company.

  (h) REMEDIES. The Consultant acknowledges that any violation of any of the covenants and agreements contained in the Section 6 would result in irreparable and continuing harm and damage to the Company and the other Entities which would be extremely difficult to quantify and for which money damages alone would not be adequate compensation. Consequently, the Consultant agrees that, in the event it violates or threatens to violate any of the these covenants and agreements, the Company shall be entitled to: (1) entry of an injunction, temporary and permanent, enjoining such violation and/or requiring the Consultant to return all materials or other proprietary information to the Company and (2) money damages insofar as they can be determined. Nothing in this Agreement shall be construed to prohibit the Company and the other Entities from also pursuing any other legal or equitable remedy, the parties having agreed that all remedies are cumulative. The parties waive between or among the parties hereto, including any claim arising out of or relating to this Agreement or based on or arising form an alleged tort.

  7.  SEVERABILITY.   Whenever possible, each provision and term of this
Agreement will be interpreted in a manner to be effective and valid, but if any provision or term of this Agreement is held to be prohibited or invalid, then such provisions or term will be ineffectively only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement.

  8. WAIVER. The rights and remedies of the parties of this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right

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arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

  9. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Company and its affiliates, successors and assigns, and the Consultant and its assigns, heirs and legal representatives. Each of the Entities (and their respective affiliates, successors and assigns) shall be third party beneficiaries of this Agreement and may independently enforce and benefit from the terms hereof.

  10. OTHER AGREEMENTS; INDEMNIFICATION. The Consultant hereby represents that, except as it has disclosed in writing to the Company, the Consultant is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Consultant's engagement with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Consultant further represents that its performance of all of the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Consultant in confidence or in trust prior to the date of this Agreement, and the Consultant will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others. The Consultant hereby indemnifies and agrees to defend and hold the Company harmless from and against any and all damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys' fees and the costs of investigation) resulting or arising directly or indirectly from any breach of the foregoing representations or from allegations, claims, proceedings or actions by third parties relating to the confidential information belonging to them and disclosed by the Consultant to the Company.

  11. RECITALS, HEADINGS; CONSTRUCTION. The Recitals set forth in the preamble of this Agreement shall be deemed to be included and form an integral part of this Agreement. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word

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

"including" does not limit the preceding words or terms. All references herein to the word "or" shall mean "and/or." The parties, in acknowledgment that all of them have been represented by counsel and that this Agreement has been carefully negotiated, agree that the construction and interpretation of this Agreement and other documents entered into in connection herewith shall not be affected by the identity of the party or parties under whose direction or at whose expense this Agreement and such documents were prepared or drafted.

  12. TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

  13. GOVERNING LAW. This Agreement shall be governed by the substantive laws of the State of Texas, without regard to its conflicts of laws principles. In particular, Texas substantive law will govern any controversy or claim between or among the parties hereto, including any claim arising out of or relating to this Agreement or based on or arising from an alleged tort.

  14. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements and understandings between the parties with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by both parties.

  15. NOTICES. Any notice, demand or other communication which may or is required to be given under this Agreement shall be in writing and shall be: (a) personally delivered; (b) transmitted by United States postage prepaid mail, registered or certified mail, return receipt requested ; (c) transmitted by reputable overnight courier service such as Federal Express; or (d) transmitted by legible facsimile (with answer back confirmation) to the parties' respective addresses as set forth opposite their signatures hereto. Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given on (i) the date of receipt if delivered personally, (ii) two (2) calendar days after the date of posting if transmitted by registered or certified mail, return receipt requested, (iii) the first (1st) business day after the date of deposit of transmitted by reputable overnight courier service or (iv) the date of transmission with confirmed answer back if transmitted by facsimile, whichever shall first occur. A notice or other communication not given as herein provided shall only be deemed given if and when such notice or communication is actually received in writing by the party to whom it is required or permitted to be given. The parties may change their address for purposes hereof by notice given to the other parties in accordance with the provisions of this Section, but such notice shall not be deemed to have been duly given unless and until it is actually received by the other party.

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  16. ATTORNEYS' FEES.  In the event that the Company and/or the other Entities are successful in any lawsuit or proceeding brought or instituted to enforce or seek damages for the Consultant's violation of any of the provisions contained in this Agreement, the Consultant agrees to pay to the Company and the other Entities any reasonable attorneys' fees and expenses incurred therein.

  17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one the same agreement.

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  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                           COMPANY:

                           TALTON HOLDINGS, INC.
                           A DELAWARE CORPORATION



                           By:         /s/ TODD W. FOLLMER
                                    ---------------------------------
                           Name:   Todd W. Follmer
                           Title:  Chief Executive Officer

                           Address:    c/o Engles Urso Follmer
                                        Capital Corporation
                                       3811 Turtle Creek Blvd.
                                       Suite 1300 L.B. 50
                                       Dallas, TX  75219
                                       Attn:  Joseph P. Urso

                           Telephone:  (214) 526-3456
                           Facsimile:  (214) 528-9929

                           CONSULTANT:
                           ----------

                           EUF TALTON, L.P., A TEXAS LIMITED
                           PARTNERSHIP

                           By:  Texas EUF Talton Corporation,
                                a Texas corporation


                                By: /s/ JOSEPH P. URSO
                                    -------------------
                                Name:  Joseph P. Urso
                                Title: President

                          Address:  c/o Engles Urso Follmer
                                    Capital Corporation
                                    3811 Turtle Creek Blvd.
                                    Suite 1300 L.B. 50
                                    Dallas, TX  75219

                          Telephone: (214) 526-3454
                          Facsimile: (2140 528-9929

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